EXHIBIT 99.1

ABITIBIBOWATER FILING FOR CREDITOR PROTECTION IN U.S. AND CANADA

US$

ABH (NYSE, TSX)

- AbitibiBowater filing for creditor protection under Chapter 11 and CCAA

- Day-to-day operations to continue during restructuring process

- DIP financing and continuation of existing receivables securitization program will allow the Company to meet its current operating needs

MONTREAL, April 16 /PRNewswire-FirstCall/ - AbitibiBowater Inc. ("AbitibiBowater" or the "Company") today announced that it and certain of its U.S. and Canadian subsidiaries have filed voluntary petitions in the United States under Chapter 11 of the United States Bankruptcy Code ("Chapter 11"). As well, AbitibiBowater and certain of its Canadian subsidiaries will seek creditor protection under the Companies' Creditors Arrangement Act ("CCAA") in Canada. The Company intends to file in Canada on April 17, 2009. AbitibiBowater's subsidiaries located outside the United States and Canada have not commenced Chapter 11, CCAA or similar proceedings.

The Company has concluded that there are no viable alternatives to its previously announced proposed refinancing of its Bowater and Abitibi-Consolidated subsidiaries, and as a result has determined that the best course of action is to pursue its overall restructuring under Court supervision in the United States and Canada. Concurrently with its CCAA filing, the Abitibi-Consolidated subsidiary will request the termination of its previously announced recapitalization transaction under the Canada Business Corporations Act.

AbitibiBowater plans to use this process to deal decisively with its debt burden for the benefit of all stakeholders. The Company's normal day-to-day operations will continue during the restructuring process.

AbitibiBowater's Board of Directors has, after careful deliberation, consultation with its advisors and extensive consideration of all other alternatives, resolved that the Company take this action in the long-term interests of AbitibiBowater, its employees, customers and other stakeholders.

The Company has also announced that it has entered into a financing commitment with Fairfax Financial Holdings Limited and Avenue Management LLC for debtor-in-possession (DIP) financing totaling approximately $200 million for certain of its Bowater subsidiaries. In addition, its Abitibi-Consolidated subsidiary has entered into an amendment providing for the continuation of its existing securitization program for its accounts receivable, in the approximate amount of $210 million. These arrangements are subject to approval of the Courts in both the United States and Canada and will allow the Company to meet current operating needs, including wages, benefits and other operating expenses. Additional financing options are currently under consideration.

"Today's announced decisions ensure business continuity for AbitibiBowater and were made only after all other viable options to recapitalize our long-term debt were exhausted," stated David J. Paterson, President and Chief Executive Officer. "The steps we are taking today and the vote of confidence given to us by our restructuring financial partners will enable us to protect the value of the business for our many loyal employees, customers, suppliers and other stakeholders."

"Over many months, we undertook an exhaustive examination of the Company's recapitalization options," said Dick Evans, Chairman of the Board of Directors. "The Board and management believe the actions initiated today will allow the Company to make the necessary changes to ensure the long-term viability of the Company within a process that ensures fair and equitable treatment for all stakeholders, while allowing it to continue to meet the needs of its customers."

The Company's financial advisors are Blackstone Advisory Services LP and BMO Capital Markets and its legal advisors are Paul, Weiss, Rifkind, Wharton & Garrison LLP, Stikeman Elliott LLP and Troutman Sanders LLP.

More information about AbitibiBowater's restructuring process can be found at www.abitibibowater.com or by calling toll-free 888-266-9280. International callers should dial 503-597-7698.

AbitibiBowater produces a wide range of newsprint, commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater owns or operates 23 pulp and paper facilities and 30 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, the Company is also among the world's largest recyclers of old newspapers and magazines, and has third-party certified 100% of its managed woodlands to sustainable forest management standards. AbitibiBowater's shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

Forward-Looking Statements

Statements in this press release that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about the long term interest of the Company, business continuity and long-term viability, the protection of the value of the business, the proposed financing commitment as well as our overall restructuring plans. Forward-looking statements may be identified by the use of forward-looking terminology such as the words "expect," "ensure", "believe", "will," and other terms with similar meaning indicating possible future events or potential impact on the business or other stakeholders of AbitibiBowater and its subsidiaries.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management's current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the ability to negotiate definitive agreements for the proposed financing arrangements, the ability to obtain additional financing, the ability to obtain court approval for the financing, the ability to continue to meet the needs of our customers, the ability to meet all current operating needs, including wages, benefits and other operating expenses, the ability to ensure business continuity, the ability to protect the value of the business, the ability to make the necessary changes to ensure the long-term viability and the condition of the U.S. credit and capital markets generally. Additional factors are detailed from time to time in AbitibiBowater's and Abitibi-Consolidated's filings with the Securities and Exchange Commission (SEC), including those factors contained in AbitibiBowater's Current Report on Form 8-K filed on February 9, 2009. All forward-looking statements in this news release are expressly qualified by information contained in AbitibiBowater's and Abitibi-Consolidated's filings with the SEC. AbitibiBowater disclaims any obligation to update or revise any forward-looking information except as required by law.

SOURCE ABITIBIBOWATER INC. - ENGLISH

CONTACT: Investors: Duane Owens, Vice President, Finance, (864) 282-9488; Media and Others: Seth Kursman, Vice President, Communications and Government Affairs, (514) 394-2398, seth.kursman@abitibibowater.com